Exhibit 3.1.5

ARTICLES OF ORGANIZATION

FOR

CARRABBA’S ITALIAN GRILL, LLC

ARTICLE I – Name

The name of the Limited Liability Company is: Carrabba’s Italian Grill, LLC

ARTICLE II – Address

The principal office’s mailing and street address of the Limited Liability Company is:

2202 N. West Shore Blvd., 5th Floor

Tampa, FL 33607

ARTICLE III – Registered Agent, Registered Office

and Registered Agent’s Signature

The name and the Florida street address of the registered agent are:

Joseph J. Kadow

2202 N. West Shore Blvd., 5th Floor

Tampa, FL 33607

Having been named as registered agent and to accept service of process for the above-stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent as provided for in Chapter 608, F.S.

/s/ Joseph J. Kadow
Registered Agent’s Signature

ARTICLE IV – Manager(s) or Managing Member(s)

The name and address for the sole Managing Member are as follows:

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, FL 33607

The effective date shall be the date of filing.

SOLE MANAGING MEMBER: OSI RESTAURANT PARTNERS, LLC

By:	/s/ Joseph J. Kadow
Joseph J. Kadow, Authorized
Representative